Strategic Business Development Agreement

This Strategic Business Development Agreement ("Agreement") is entered into this 16th day of June, 2010 by and between Genesis Venture Fund India, I, LP ("Genesis") and Vanguard Minerals Corporation, a Nevada corporation ("Vanguard").

1. Agreement to Provide Consulting Services.  Vanguard agrees to provide strategic management consulting services and business development services to Genesis and portfolio companies in which Genesis has an equity interest.  These services are to be provided by consultants engaged and paid for by Vanguard and such consultants must have qualifications suitable to Genesis, who may in their reasonable business judgment reject any particular consultant as unqualified.   Genesis is entitled to the efforts of at least 10 hours per week of consulting in India at its portfolio company locations or as otherwise directed by Genesis.  Such consultants must have an MBA from an internationally accredited business school or at least 20 years of management experience, at least 5 years of which involves emerging markets, or some combination thereof.  Vanguard may, at its own expense, provide more than the required 10 hours per week of consulting services, but no additional payments will be due by Genesis.  In the event that the above required number of consulting hours are not provided to Genesis in any given month, Genesis may carry forward such unused consulting hours to the next month.  Unused hours may not be credited forward beyond one month.  Such services shall commence no later than August 1, 2010 by phone with James Price or a similar consultant employed by Vanguard or otherwise contracted and paid for by Vanguard via phone and shall take place within India as indicated herein no later than September 30, 2010.   Genesis agrees to reimburse Vanguard or to pay directly for the airfare, hotel and reasonable travel expenses of any such consultant as long as such expenses are approved in writing, in advance by Genesis.

2.  Agreement to Develop Markets.  Vanguard agrees to develop for Genesis at least 3 Qualified Prospects for Genesis portfolio Companies over the Term of the Agreement.  The Term of the Agreement shall be 24 months unless terminated earlier pursuant to the terms of this Agreement.  A Qualified Prospect is defined as a customer, strategic business partner, sponsor or distributor who conducts business with a portfolio company that is worth, over the first 24 months of such business, at least $500,000.  The measurement of whether any Qualified Prospect meets this criteria shall be at the sole reasonable business judgment of Genesis, however, in the event of such a dispute, the parties agree to select a neutral valuation expert to determine the value of such relationship.  Such an expert will be paid by Vanguard.    Compensation for Qualified Prospects is determined solely in Section 3 of this Agreement.

3. Compensation to Vanguard for Services.  Vanguard shall receive up to $250,000 over the term of this Agreement for the services provided in Sections 1 and 2 above.  Such compensation will be due and payable at the one year and two year anniversaries of this Agreement.  Vanguard shall receive $75,000 for each Qualified Prospect, as defined above.  In addition, Vanguard shall receive $75,000 per year for each year in which it provides the required number of hours of consulting services listed in Section 1.  In no event can Vanguard's compensation under this Section exceed $250,000 irrespective of the number of consulting hours or Qualified Prospects.

4. Equity Exchange.  In order to provide further incentives for Vanguard and Genesis to cooperate to their mutual benefit, Vanguard agrees to purchase and Genesis agrees to sell 15% of its limited partnership interests in exchange for 125,000 shares of Vanguard common stock.  The parties acknowledge that no independent valuation of either the membership interests or the Vanguard shares has taken place and that the relative values determined in this exchange were done so in an interested party transaction that may not be fair to the parties.  Both parties agree that it is difficult to make such valuations and that the above exchange represents their best good faith assessment of the relative value of the exchange.

5. Equity Exchange.  The limited partnership interests and restricted common stock interests being exchanged herein are restricted securities and may not be sold or otherwise disposed of without an applicable registration statement or valid exemption from registration.  Each party is responsible for compliance with applicable rules and regulations regarding the issuance of their respective equity interests.

6. Vanguard Representations.  Vanguard represents that it is a duly organized corporation under the laws of Nevada that is in good standing.  It represents that the 125,000 shares issued in connection with this agreement are validly issued, fully paid and non-assessable.  Vanguard represents that it has the authority to enter into this Agreement and that this Agreement does not contravene the rights of any third party.

7. Genesis Representations.   Genesis represents that it is a duly formed Delaware limited partnership in good standing.  It represents that the 15% limited partnership interests issued by Genesis to Vanguard are validly issued and binding on Genesis.  Genesis represents that it has the authority to enter into this Agreement and that this Agreement does not contravene the rights of any third party.

8. Misc.  This Agreement is a total integration of the matters contemplated herein.  Any provision of this Agreement which is determined to be illegal or unenforceable by a court of competent jurisdiction may be severed and the remainder left intact.  This Agreement is governed by the laws of the state of Nevada without regard to conflicts of laws provisions.  The parties content to the jurisdiction of the courts of the state of Nevada and the proper venue of Clark County, Nevada.  The prevailing party under any legal action arising under this Agreement is entitled to reasonable attorney's fees and court costs.   This Agreement may be signed in counterparts, which together will constitute one instrument.  Any modifications to this Agreement must be in writing and signed by both parties.

Accepted and agreed to as of the date first written above by,

VANGUARD MINERALS CORPORATION, A NEVADA CORPORATION

  /s/ James Price_____________________________________
James Price
President and CEO
Vanguard Minerals Corporation

GENESIS VENTURE FUND INDIA I, LP, A DELAWARE LIMITED PARTNERSHIP

  /s/ John Campbell_____________________________________
John Campbell
Associate Managing Director
Genesis Venture Fund Managers, LLC, General Partner of Genesis Venture Fund India I, LP